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Exhibit 4


     FIRST SUPPLEMENTAL INDENTURE dated as of April 17, 2000, to amend the Indenture (the "Indenture") dated as of April 1, 1996, from Lucent Technologies Inc., a corporation duly organized and validly existing under the laws of the State of Delaware (the "Company"), to The Bank of New York, a corporation duly organized and validly existing under the laws of the State of New York ("Trustee").

                                  WITNESSETH:

     WHEREAS, the Company desires and has requested the Trustee to join with it in the execution and delivery of this First Supplemental Indenture to amend the Indenture in order to permit the form of Security for any Securities issued after the date of this First Supplemental Indenture to provide for terms and provisions governing such Securities in addition to or different than the terms and provisions of the Indenture; and

     WHEREAS, Section 9.02 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee to add provisions to or to change or eliminate any provisions of the Indenture with the written consent of the Holders of a majority in principal amount of the outstanding Securities affected by such Supplemental Indenture (or in some cases, the consent of each Securityholder affected); and

     WHEREAS, this Supplemental Indenture will not affect the Holders of any outstanding Securities, and accordingly, no consent of Securityholders is required for the execution and delivery of this First Supplemental Indenture; and

     WHEREAS, all things necessary to make this First Supplemental Indenture a valid and legally binding agreement of the Company and the Trustee and a valid amendment of and supplement to the Indenture have been done;

     NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

     For in and in consideration of the premises and the purchase of Securities by the Holders thereof, it is mutually covenanted and agreed, as follows:

                                  ARTICLE ONE

     SECTION 1.01. Section 2.02(a) of the Indenture is amended to strike the period and add "; and" at the end of Subsection (17) and add a new Subsection
(18) reading as follows:

          "(18) any other terms and provisions governing any Securities, contained or summarized in the form of Security for such Securities, in addition to or different than the terms and provisions of the Indenture."

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                                  ARTICLE TWO


     SECTION 2.01. Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meaning assigned to them in the Indenture.

     SECTION 2.02. This First Supplemental Indenture shall be effective as of the date hereof.

     SECTION 2.03. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

     SECTION 2.04. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the jurisdiction which govern the Indenture and its construction.

     SECTION 2.05. This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

     SECTION 2.06. Except as supplemented herein, the Indenture remains in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

                              LUCENT TECHNOLOGIES INC.


                              By:
                                   Vice President and Treasurer



                              THE BANK OF NEW YORK


                              By:
                                   Assistant Treasurer